UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2014

UNITED RENTALS, INC.

UNITED RENTALS (NORTH AMERICA), INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14387	06-1522496
Delaware	001-13663	86-0933835
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 First Stamford Place, Suite 700
Stamford, Connecticut	06902
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (203) 622-3131

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02              Termination of a Material Definitive Agreement.

Information set forth in Item 8.01 below, as to the satisfaction and discharge of the Indenture governing the 9 1/4 Notes, is incorporated by reference into this Item 1.02.

Item 8.01              Other Events.

Redemption of 9 1/4% Senior Notes due 2019 and Satisfaction and Discharge of the Indenture

On April 14, 2014 (the “Redemption Date”), United Rentals (North America), Inc. (“URNA”) redeemed all of the outstanding $500 million principal amount of its Senior 9.25% Notes due 2019 (the “9.25% Notes”) at a redemption price equal to 110.408% of the principal amount thereof plus accrued and unpaid interest thereon to the Redemption Date, in accordance with the terms of the indenture dated as of November 17, 2009 (the “Base Indenture”), among United Rentals (North America), Inc. (the “Predecessor Company”), as Issuer, United Rentals, Inc. and certain subsidiaries named therein, as Guarantors (the “Guarantors”), and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of April 30, 2012 (the “First Supplemental Indenture”), among the Predecessor Company,URNA (f/k/a UR Merger Sub Corporation, as successor in interest to the Predecessor Company), the Guarantors and the Trustee (the Base Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”) among URNA, the Guarantors and the Trustee.  URNA previously notified the holders of the 9.25% Notes on March 13, 2014 that it had elected to redeem the 9.25% Notes on the Redemption Date.

URNA has irrevocably deposited with the Trustee sufficient funds to fund the redemption of the 9.25% Notes.  As a result, URNA and the Guarantors under the 9.25% Notes have been released from their respective obligations under the 9.25% Notes and the Indenture pursuant to the satisfaction and discharge provisions thereunder, effective as of the Redemption Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2014

UNITED RENTALS, INC.

By:	/s/ Jonathan M. Gottsegen
Name:	Jonathan M. Gottsegen
Title:	Senior Vice President, General Counsel and Corporate Secretary

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Jonathan M. Gottsegen
Name:	Jonathan M. Gottsegen
Title:	Senior Vice President, General Counsel and Corporate Secretary